ANNUAL STATEMENT AS TO COMPLIANCE

         As of and for the year ended March 31, 2000, pursuant to Section 8.16 of the Pooling and Servicing Agreement, the undersigned on behalf of Centex Credit Corporation has performed the reviews of the activities of the Servicer during such preceding fiscal year and of performance under the Pooling and Servicing Agreement, for Centex Home Equity Loan Trust 1999-3 under my supervision.

         To the best of my knowledge, based on such review, the Servicer has fulfilled all obligations under the Pooling and Servicing Agreement for the fiscal year above referenced.

Anthony H. Barone
President